EXHIBIT 99.1

Home BancShares, Inc. Announces Repurchase of Warrant From the U.S. Treasury Under the TARP Capital Purchase Program

CONWAY, Ark., July 27, 2011 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) today announced that on July 27, 2011, the Company repurchased the common stock purchase warrant (Warrant) issued by the Company to the United States Department of the Treasury (the Treasury) on January 16, 2009 in connection with the Company's participation in the Treasury's TARP Capital Purchase Program (CPP). The Warrant was repurchased by the Company pursuant to a letter agreement between the Treasury and the Company, dated July 21, 2011, for a total repurchase price of approximately $1.3 million. Prior to its repurchase, the Warrant allowed the Treasury to purchase up to 158,471.50 shares of the Company's common stock at an exercise price of $23.664 per share. The repurchase price was based on the fair market value of the Warrant as agreed upon by the Company and the Treasury.

"Repurchasing the Warrant finalizes our participation in the TARP program," said John Allison, Chairman. "It is pleasing to know the Company remains in a strong capital position so we can continue our efforts to pursue acquisition and merger opportunities."

On July 6, 2011, the Company repurchased all 50,000 shares of its Series A preferred stock which the Company issued to the Treasury on January 16, 2009 under the CPP. With the repurchase of the Warrant, the Company has redeemed all of the securities it issued to the Treasury in connection with its participation in the CPP.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, and the Florida Panhandle. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, estimates regarding impairment charges, the ability to recover some portion of the impaired indebtedness and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

CONTACT: Brian S. Davis
         Chief Accounting Officer &
         Investor Relations Officer
         Home BancShares, Inc.
         (501) 328-4770